CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
			SENIOR FINANCIAL OFFICERS
		------------------------------------------

I. Covered Officers/Purpose of the Code
=======================================
The Managers Funds, Managers AMG Funds, Managers Trust I and Managers Trust II (each a "Trust", collectively the "Trusts") code of ethics (this "Code") for the investment companies within the complex (collectively, the "Funds" and each a "Fund") applies to the Trusts' Principal Executive Officer, Principal Financial Officer/Chief Financial Officer and Principal Accounting Officer (the "Covered Officers" each of whom are set forth in Exhibit A) for the purpose of promoting:


*	honest and ethical conduct, including the ethical handling of
	actual or apparent conflicts of interest between personal and professional relationships;

*	full, fair, accurate, timely and understandable disclosure in
	reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Trusts;

*	compliance with applicable laws and governmental rules and
	regulations;

*	the prompt internal reporting of violations of the Code to an
	appropriate person or persons identified in the Code; and

*	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. Covered Officers Should Handle Ethically Actual and Apparent
    Conflicts of Interest
===================================================================

OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Trusts. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Trusts.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Trusts and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trusts because of their status as "affiliated persons" of the Trusts. The Trusts' and the investment advisor's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code

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does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Trusts and the investment advisor of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trusts or for the advisor, or for both), be involved in establishing policies and implementing decisions that will have different effects on the advisor and the Trusts. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trusts and the advisor and is consistent with the performance by the Covered Officers of their duties as officers of the Trusts. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Trusts' Boards of Trustees ("Trustees") that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive.

The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trusts.

				* * * *

		    Each Covered Officer must not:

*	use his personal influence or personal relationships improperly to
	influence investment decisions or financial reporting by the Trusts whereby the Covered Officer would benefit personally to the detriment of the Trusts; and

*	cause the Trusts to take action, or fail to take action, for the
	individual personal benefit of the Covered Officer rather than the benefit the Trusts;

*	retaliate against any other Covered Officer or any employee of the
	investment advisor or their affiliated persons for reports made in good faith of potential violations.


There are some conflict of interest situations that should always be discussed with the Compliance Officer for this Code ("Compliance
Officer") if material. Examples of these include:

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*	service as a director on the board of any company that files
	periodic reports with the SEC;

*	the receipt of any gifts in excess of $300;

*	the receipt of any entertainment from any company with which the
	Trusts has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

*	any ownership interest in, or any consulting or employment
	relationship with, any of the Company's service providers, other than its investment advisor, principal underwriter or any affiliated person thereof;

*	a direct or indirect financial interest in commissions, transaction
	charges or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership; and

III. Disclosure and Compliance
==============================

	Each Covered Officer should:

*	familiarize himself with the disclosure requirements generally
	applicable to the Trusts;

*	not knowingly misrepresent, or cause others to misrepresent, facts
	about the Trusts to others, whether within or outside the Company, including the Trustees of the Trusts and independent accountants, and to governmental regulators and self-regulatory organizations;

*	to the extent appropriate within his area of responsibility,
	consult with other officers and employees of the investment advisor with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trusts file with, or submit to, the SEC and in other public communications made by the Trusts; and

*	assume responsibility for promoting compliance with the standards
	and restrictions imposed by applicable laws, rules and regulations.

IV. Reporting and Accountability
================================

	Each Covered Officer must:

*	report at least annually a list of affiliations or other
	relationships related to conflicts of interest that the Trusts' Trustees and Officers Questionnaire covers;

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*	upon adoption of the Code, including amendments to the Code (or
	thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Trustees that he/she has received, read, and understands the Code;

*	annually thereafter affirm to the Trustees that he/she has complied
	with the requirements of the Code; and

*	notify the Compliance Officer promptly if he/she knows of any
	violation of this Code. Failure to do so is itself a violation of this Code.

The Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by a Covered Officer will be considered by the Trusts' Independent Trustees (the "Committee").

The Trusts will follow these procedures in investigating and enforcing this Code:

*	the Compliance Officer is responsible for identifying and
	documenting "waivers" and "implicit waivers";

*	the Compliance Officer will take all appropriate action to
	investigate any potential violations reported to him/her;

*	if, after investigating a potential violation, the Compliance
	Officer believes that no violation has occurred, the Compliance Officer is not required to take any further action;

*	any matter that the Compliance Officer believes is a violation will
	be reported to the Committee;

*	if the Committee concurs that a violation has occurred, it will
	make a recommendation to the Trustees, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment advisor; or a recommendation to dismiss the Covered Officer;

*	the Committee will be responsible for granting waivers, as
	appropriate; and

*	any changes to or waivers of this Code will, to the extent
	required, be disclosed as provided by SEC rules currently in effect.

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V. Other Policies and Procedures
================================

This Code shall be the sole code of ethics adopted by the Trusts for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trusts, the Funds' advisor, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they conflict with the provisions of this Code. The Funds' and their investment advisor's and principal underwriter's codes of ethics under Rule 17j-1 under the Investment Company Act and the advisor's more detailed policies and procedures set forth in the Code of Ethics for The Managers Funds LLC and Managers Distributors, Inc. (adopted December 7, 2001, as amended March 2002) are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI. Amendments
==============

Any material changes to this Code, other than amendments to Exhibit A, must be approved by a majority vote of the Trustees, including a majority of Independent Trustees. Any non-material changes to this Code, other than amendments to Exhibit A, must be ratified by a majority vote of the Trustees, including a majority of Independent Trustees.

VII. Confidentiality
====================

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board of Trustees and its counsel, including counsel for the Independent Trustees.

VIII. Internal Use
==================

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Trusts, as to any fact, circumstance, or legal conclusion.


Effective Date:	  September 12, 2003


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				EXHIBIT A
			    COVERED OFFICERS
			    ----------------



Peter M. Lebovitz		President and Chief Executive Officer


Galan G. Daukas			Chief Financial Officer and
				Principal Financial Officer


Donald S. Rumery		Treasurer and Principal
				Accounting Officer


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				ADDENDUM TO

		CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
			SENIOR FINANCIAL OFFICERS

				BIOGRAPHY
				   for
			    Maryellen Carney
-----------------------------------------------------------------------

Maryellen joined Affiliated Managers Group, Inc. ("AMG") in May of 2003 as Director of Affiliate Compliance. Prior to joining AMG, she was a compliance professional with John Hancock Life, focusing on the development, implementation and monitoring of the investment compliance program of a sub-advised product. Prior to that, she worked as an examiner with the U.S. Securities and Exchange Commission ("SEC") for over seven years in its Fort Worth and Boston District Offices. While with the SEC, Maryellen was responsible for both investment company and investment advisor examinations. Prior to the SEC, she worked as a research assistant with a Boston buy-side investment management firm and as an investment banking analyst with a former Hartford financial services firm. Maryellen received her MPA (Masters in Professional Accounting) from the University of Texas at Austin's McCombs School of Business and a B.S. - Finance from Fairfield University. She is a CFA Level II Candidate.


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